Exhibit 23

KPMG LLP
345 Park Avenue
New York, NY 10154

Consent of Independent Registered Public Accounting Firm

The Board of Directors
General Electric Company:

We consent to the incorporation by reference in the registration statements (Nos. 33-47500, 333-23767, 333-96287, and 333-99671) on Form S-8 of General Electric Company of our report dated June 16, 2006, with respect to the financial statements of GE Savings and Security Program as of December 31, 2005 and 2004, and the related supplemental schedule, which report appears in the December 31, 2005 annual report on Form 11-K of GE Savings and Security Program.

/s/ KPMG LLP

New York, New York
June 21, 2006